UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2020
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MONGODB, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware		001-38240	26-1463205
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway	38th Floor
New York	NY		10019
(Address of Principal Executive Offices)			(Zip Code)
646-727-4092
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	MDB	The Nasdaq Stock Market LLC
(Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2020 the Board of Directors (the “Board”) of MongoDB, Inc. (the "Company"), increased the size of the Board from nine to ten directors and, following the recommendation of the Nominating and Corporate Governance Committee, appointed Mark Porter to serve as a member of the Board, effective February 6, 2020. Mr. Porter's term will expire at the Company’s 2021 Annual Meeting of Stockholders. The Board has determined that Mr. Porter is “independent” as contemplated by the rules of the Nasdaq Stock Market LLC and other governing laws and applicable regulations. Mr. Porter has not been named to any committees of the Board.

Mr. Porter, age 53, has been the Chief Technology Officer (CTO) of Mobility and Core Technology at Grab, an on-demand transportation, food, package delivery, digital payments and financial services company, since October 2018. Previously, Mr. Porter was a General Manager at Amazon Web Services, from May 2013 until October 2018, where he led the Relational Database Service (RDS), Amazon Aurora and RDS for PostgreSQL, the AWS Database Migration Service, and the AWS Schema Conversion Tool. Prior to Amazon, Mr. Porter held various roles including CTO of the Shared Learning Initiative at NewsCorp and Vice President of Engineering at Oracle Corporation, as well as working at NASA/JPL and being an early member of the Oracle Database Kernel group. Mr. Porter also currently serves on the Board of Directors of Splyt, a global mobility company. He previously served, from March 2018 until January 2020, as a Board Advisor to MariaDB, a database company. He holds a BS in Computer Science from Caltech.

There is no arrangement or understanding between Mr. Porter and any other person pursuant to which he was selected as a director, and there is no family relationship between Mr. Porter and any of the Company’s other directors or executive officers. There are no transactions between Mr. Porter and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

As a non-employee director of the Company, Mr. Porter will be eligible to participate in the Company’s compensation arrangements for non-employee directors. Under the terms of those arrangements, which are described in more detail in the Company’s annual proxy statement filed with the SEC on May 30, 2019, Mr. Porter will receive annual cash compensation of $30,000 for his service as a member of the Board and an initial equity award of restricted stock units, valued at $330,000, based on the average closing price of the Company’s Class A common stock on the Nasdaq Global Market for the 30 trading days immediately prior to the grant date. The award will vest annually over three years, subject to Mr. Porter’s continued service through each vesting date.

In connection with this appointment, the Company and Mr. Porter entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.5 to Form S-1 filed with the SEC on September 21, 2017. This agreement requires the Company to indemnify Mr. Porter, to the fullest extent permitted by Delaware law, for certain liabilities to which he may become subject as a result of his affiliation with the Company.

Item7.01.    Regulation FD Disclosure.
On February 10, 2020, the company issued a press release related to the appointment of Mark Porter to the Company's Board of Directors.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8‑K and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission (the “SEC”) made by the Company, regardless of any general incorporation language in such filing.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release dated February 10, 2020

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONGODB, INC.

Dated: February 10, 2020	By:	/s/Michael Gordon
Name: Michael Gordon Title: Chief Operating Officer and Chief Financial Officer